Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Materials Pursuant to §240.14a-12

Bradley Pharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)

Costa Brava Partnership III L.P. Seth W. Hamot Douglas E. Linton John S. Ross
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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          On September 6, 2006, Costa Brava Partnership III L.P. (“Costa Brava”) issued a press release relating to Bradley Pharmaceuticals, Inc.  A copy of the press release is filed herewith as Exhibit 1.

          Information relating to certain put options of Costa Brava, as previously disclosed in Annex A to Exhibit 2 to Costa Brava’s July 18, 2006 filing on Schedule 14A, is amended and is contained in Exhibit 2 hereto.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO SOLICITATION OF PROXIES BY COSTA BRAVA PARTNERSHIP III L.P. AND ITS AFFILIATES FROM THE STOCKHOLDERS OF BRADLEY PHARMACEUTICALS, INC. FOR USE AT ITS ANNUAL MEETING (A) WHEN AND IF THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION, AND (B) WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF BRADLEY PHARMACEUTICALS, INC. AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE POTENTIAL PARTICIPANTS IN A POTENTIAL PROXY SOLICITATION IS CONTAINED IN EXHIBIT 2 TO THE SCHEDULE 14A FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY COSTA BRAVA PARTNERSHIP III L.P. ON JULY 18, 2006, AS IT MAY BE AMENDED FROM TIME TO TIME.  THE SCHEDULE 14A AND ANY AMENDMENTS ARE AVAILABLE AT NO CHARGE ON THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.

Exhibit 1

PRESS RELEASE

Contact:
MacKenzie Partners, Inc.
Larry Dennedy: 212-929-5239

Costa Brava Sends Open Letter To Bradley Pharmaceutical Shareholders

Boston, MA – September 6, 2006 – Today, Costa Brava Partnership III L.P. released the following open letter to Bradley Pharmaceutical, Inc. (NYSE:BDY) shareholders:

PROTECT YOUR INTEREST IN BRADLEY PHARMACEUTICALS INC.

SUPPORT INDEPENDENT DIRECTORS DEDICATED TO MAXIMIZING
VALUE FOR ALL STOCKHOLDERS

September 6, 2006

Dear Fellow Stockholder:

          Costa Brava Partnership III L.P. (“Costa Brava”) is the largest holder of the outstanding common stock of Bradley Pharmaceuticals, Inc. (NYSE: BDY) (the “Company” or “Bradley”), owning 1,607,700 shares.  We are dissatisfied with the poor corporate governance of our Company and believe that it is time for a change.  We believe that other stockholders share our dissatisfaction with the present state of affairs and ask that you vote for truly independent nominees dedicated to maximizing value for ALL Bradley stockholders.  Bradley’s Board of Directors has overseen our Company as it has spiraled downhill, losing over 60% of its stock value in the 24 months preceding Costa Brava’s public announcement that it intended to nominate three truly independent directors to Bradley’s board, as indicated in the chart below.  The current directors, a majority of whom are hand-picked by the Glassman family, have misguided our Company through a precipitous loss of stockholder value over the past two years.  In addition, their disregard for the fundamentals of sound corporate governance has caused our Company to receive a corporate governance ranking in the bottom 3.0% of all companies included in the S&P 600.

          We previously submitted three director nominees to the Nominating Committee of the Board of Directors of Bradley.  All three of these candidates are highly qualified professionals, possessing the specific skills and experiences needed to lead our Company.  Our nominees looked forward to working closely with other directors in a constructive way to create value for shareholders.  On page 16 of its preliminary proxy statement, the Company asserts: “The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders.  All director candidates, including those recommended by stockholders, are evaluated on the same basis.”   Contrary to the Company’s assertion, the Nominating Committee has neither held any discussions with nor interviewed these candidates.  Instead, the Nominating Committee nominated two candidates of their own choosing, rejecting the opportunity to give the public shareholders a voice.

          As the largest holder of Bradley’s outstanding common stock, we have been forced to take action and plan to nominate three directors for election to the Board of Directors at Bradley’s next stockholders’ meeting.  We are NOT seeking control of the Board – we are only campaigning for a VOICE FOR ALL STOCKHOLDERS on the Board of our Company.

A SAD HISTORY OF DISMAL CORPORATE GOVERNANCE AND A
BLATANT DISREGARD OF STOCKHOLDER INTERESTS

          Poor corporate governance and a Board of Directors beholden to the Glassmans currently stand in the way of change at Bradley.  Bradley’s failure to hold an annual meeting of stockholders since June 2004 prevents stockholders from instituting change at the Company.  Costa Brava has been forced to lead the charge for change.  Bradley properly scheduled an annual meeting only after Costa Brava filed a law suit in Delaware.

          In blatant violation of the Company’s organizational documents, the directors selected by the holders of Class B common stock (all of which is owned by the Glassmans) appointed six of the nine members of the Board of Directors when they are only entitled to have a simple majority of the Board (five of nine directors).  The number of Class B directors was reduced to a simple majority only after Costa Brava filed a law suit in Delaware.

          The Company claims that all directors except for Dan Glassman are “independent.”  Yet a majority of directors (the Glassman Directors) owe their positions solely to the Glassmans and not public shareholders.  Even the three directors elected by the public shareholders are hand-picked by the Glassman Directors.  The Glassman Directors hold a majority of the positions on both the nominating and compensation committees.  That’s right – the directors with the power to nominate new directors and determine compensation for senior management owe their positions to the Glassman family.  And consider the following:

Would independent directors reward senior management with long-term employment agreements that renew automatically and dramatically increase salaries while financial accounts were being restated at a cost to our Company of millions of dollars in extra audit and legal expense?  (See pages 26, 28 and 29 of the Company’s Preliminary Proxy Statement.)

Would independent directors allow these long-term employment agreements and increases in compensation during the pendency of a SEC investigation and at a time when the Company wasn’t a current filer with the SEC?  (See page 30 of the Company’s Preliminary Proxy Statement and page 21 of the Company’s 2005 annual report filed on Form 10-K.)

Would independent directors allow the Company to pay hundreds of thousands of dollars in lease payments to a company controlled by the Glassman family?  (See page 33 of the Company’s Preliminary Proxy Statement.)

Would independent directors refrain from interviewing the three director candidates submitted by the Company’s largest shareholder, in violation of Company policy?

Would independent directors give Dan Glassman a tax-free expense account for which he is completely unaccountable to the Company? (See page 29 of the Company’s Preliminary Proxy Statement.)

     We don’t think so.

          Under the Board’s oversight, the Company is now facing some of the most significant legal and financial challenges it has ever faced and needs high quality and truly independent directors to help it grow and prosper.  That is why Costa Brava has proposed truly independent industry professionals who are tremendously qualified to address both the challenges and the opportunities facing Bradley.  If elected, our nominees will be true public stockholder Directors rather than Glassman Directors.

          Costa Brava is the largest stockholder of the Company.  Our interests are clearly aligned with the interests of ALL of the Company’s stockholders, both large and small.  Our nominees are NOT hand-picked by the Glassmans and, if elected, our nominees will work tirelessly towards maximizing value for ALL stockholders.  Please act now to send a message to the Company that it is time to improve corporate governance and performance, and show them that we will not passively accept the continuing erosion of stockholder value.

THE TROUBLED STATE OF OUR COMPANY

In 2004, Bradley was the subject of a Securities and Exchange Commission inquiry that investigated the Company’s possible violation of federal securities laws, including its revenue recognition practices, and Bradley was unable to timely file its annual and quarterly reports with the SEC for a period of over one year.

Not even six months after restating the Company’s financial results for the third quarter of 2004, Bradley announced on July 19, 2006 that it would be restating its financial results for the first quarter of 2006.

Bradley is currently a defendant in numerous federal and state lawsuits brought by its stockholders which the Company concedes will result in “substantial defense costs” and will be a “diversion of the Company’s management’s time and attention.”

Bradley has spent millions of dollars on professional fees related to these matters.

          Each of these issues occurred under the watch of the current Board of Directors, six of whom Bradley has nominated for another term!  Shareholders should ask themselves, as we have, whether the Company would be better off with a Board that includes representatives nominated by independent public shareholders rather than a Board packed 100%  with directors beholden to the Glassmans.  We believe that you will answer this question with a resounding YES.  “Yes” to a true independent voice for shareholders.  “Yes” to change.

NOW IS THE TIME FOR CHANGE AT BRADLEY

          The Board of Directors’ lack of effective leadership and disappointing performance compels us to believe that change is crucial.  Bradley is no longer a family-owned company with a small stockholder base, but a publicly traded company whose public stockholders own approximately 90% of the equity.  Our Company’s public stockholders demand representation by truly independent board members, not nominees hand-picked by the Glassman family.  The public stockholders deserve adequate financial controls and supervision, and are entitled to strong corporate governance practices and accountability of the Company’s executives.  The Company requires new voices on the Board of Directors – voices that will allow Bradley to move beyond the recent financial restatements and provide increased discipline.  With stronger accountability, we believe the Company will be better suited to operate in ways that maximize stockholder value and improve financial results.

OUR WELL QUALIFIED NOMINEES WILL WORK TO REVIVE OUR COMPANY
AND MAXIMIZE VALUE FOR ALL BRADLEY STOCKHOLDERS

          Costa Brava is pleased to name Douglas E. Linton, John S. Ross and Seth W. Hamot as nominees for election as directors at the forthcoming annual meeting by the holders of Common

Stock.  We believe our candidates possess the integrity, leadership and business experience necessary to revitalize the Company.

          Douglas E. Linton

          Douglas E. Linton currently serves as a consultant to clients of ValueCentric LLC, a data management and performance analytics company providing on-demand services to the pharmaceutical industry.  Mr. Linton has worked for Cardinal Health in two important roles.  Most recently as a consultant, he developed Fee-for-Service programs for smaller branded pharmaceutical managers.  Earlier, as a senior manager at Cardinal Health, Mr. Linton was part of a team that created the culture and policies of a highly successful, high-growth company.

          Mr. Linton has the pharmaceutical distribution experience to help Bradley reduce returns to industry norms from their current rate.  Mr. Linton will also help Bradley optimize customer inventory levels, improve distribution for product launches, and utilize data from wholesalers to improve Bradley’s management and control of distribution and returns.

          John S. Ross

          John S. Ross was a co-founder, investor and board member of MetaWorks Inc., a provider of research services to the pharmaceutical and biopharmaceutical industries, and government agencies.  MetaWorks, formed in 1993, is a healthcare information management business providing clients with state-of-the-art statistical techniques, particularly meta-analyses and cross design syntheses, to evaluate clinical data.  MetaWorks helped pharmaceutical companies position products to maximize return on investment, and aided regulatory agencies in determining the efficacy and effectiveness of drug regimens.  Mr. Ross sold his interest in MetaWorks in early 2006 to a larger, global provider of evidence-based services and information to the pharmaceutical and life sciences industries.

          The experience Mr. Ross gained from his years at MetaWorks, Inc. will aid Bradley in the effective 2007 implementation, in conjunction with MediGene, of the new Polyphenon E Ointment products.  Mr. Ross is also qualified to help Bradley maintain a drug portfolio with increased patent protection going forward.

          Seth W. Hamot

          Seth W. Hamot is the Managing Member of Roark, Rearden & Hamot Capital Management, LLC, the investment manager to Costa Brava Partnership III L.P., an investment fund specializing in undervalued securities, turn-around situations, defaulted and distressed debt and complex litigation.

          We invite you to compare the qualifications of our nominees to those proposed by Bradley.  Our nominees are independent and have no financial interest in Bradley other than holdings of Bradley shares.  If you are not satisfied with the current state of affairs of Bradley, we ask you to voice your support for our candidates, Douglas E. Linton, John S. Ross and Seth W. Hamot, for election as directors at the upcoming annual meeting of stockholders.

          With your support, we believe that we can help reverse the continuing decline in Bradley’s performance.  In the coming weeks, we will be sending you our proxy statement, that will give additional details on our plans for Bradley, and a BLUE proxy card that can be used to elect our independent director nominees.  In the meantime, we urge you not to return any proxy card sent to you by the Company and to vote only the BLUE proxy card once it is available.

          If you have any questions about our campaign, we encourage you to call our proxy solicitors, MacKenzie Partners, Inc., Toll-Free at 800-322-2885 or 212-929-5500 (call collect) or you may email your questions to savebradley@mackenziepartners.com.

          We would like to thank you in advance for your support and we look forward to speaking with many of our fellow stockholders in the weeks ahead.

Sincerely,

COSTA BRAVA PARTNERSHIP III L.P.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO SOLICITATION OF PROXIES BY COSTA BRAVA PARTNERSHIP III L.P. AND ITS AFFILIATES FROM THE STOCKHOLDERS OF BRADLEY PHARMACEUTICALS, INC. FOR USE AT ITS ANNUAL MEETING (A) WHEN AND IF THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION, AND (B) WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF BRADLEY PHARMACEUTICALS, INC. AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.  INFORMATION RELATING TO THE POTENTIAL PARTICIPANTS IN A POTENTIAL PROXY SOLICITATION IS CONTAINED IN EXHIBIT 2 TO THE SCHEDULE 14A FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY COSTA BRAVA PARTNERSHIP III L.P. ON JULY 18, 2006, AS IT MAY BE AMENDED FROM TIME TO TIME.  THE SCHEDULE 14A AND ANY AMENDMENTS ARE AVAILABLE AT NO CHARGE ON THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.

Exhibit 2

          Annex A to Exhibit 2 to Costa Brava’s July 18, 2006 filing on Schedule 14A is hereby amended as follows:

          Costa Brava Partnership III L.P. was or is party to the following put options with respect to Common Stock of the Company.  Each contract was or is with respect to 100 shares of Common Stock.  Upon the exercise of a contract by a holder, Costa Brava is obligated to purchase Common Stock from the holder at the price per share set forth under the heading “Contract Description”.

Transaction	Date of Transaction	Number of Contacts Bought (Sold)	Price per Underlying Share ($)	Contract Description

Sale	12/15/2005	275	0.57	Jan 2006 $10.00 Put
Sale	5/2/2006	70	1.15	Nov 2006 $12.50 Put
Sale	5/12/2006	125	0.89	Aug 2006 $12.50 Put
Sale	5/12/2006	311	1.20	Nov 2006 $12.50 Put
Sale	5/12/2006	200	2.45	Nov 2006 $15.00 Put
Expired	1/23/2006	275	-	Jan 2006 $10.00 Put
Covered	6/28/2006	14[1]	2.44	Nov 2006 $15.00 Put
Covered	7/19/2006	25[2]	2.80	Aug 2006 $12.50 Put
Covered	7/19/2006	100[3]	2.85	Aug 2006 $12.50 Put

[1] Upon the exercise of fourteen (14) contracts by a holder, Costa Brava became obligated to purchase 1,400 shares of Common Stock from the holder at a purchase price of $15.00 per share.  One hundred eighty six (186) of the contracts (November 2006 $15.00 Put) written and sold by Costa Brava on May 12, 2006 remain outstanding following such exercise.

[2] Costa Brava purchased 25 contracts (August 2006 $12.50 put) at a price of $2.80 per underlying share.  This purchase covers Costa Brava’s obligations under an equivalent number of contracts (August 2006 $12.50 put) that Costa Brava sold on May 12, 2006.

[3] Costa Brava purchased 100 contracts (August 2006 $12.50 put) at a price of $2.85 per underlying share.  This purchase covers Costa Brava’s obligations under an equivalent number of contracts (August 2006 $12.50 put) that Costa Brava sold on May 12, 2006.